Exhibit 99.1

Final Transcript

CCBN StreetEventsSM

CCBN StreetEvents Conference Call Transcript

ODP — Q4 2003 Office Depot Inc. Earnings Conference Call

Event Date/Time: Feb. 11. 2004 / 8:00AM ET
Event Duration: 1 hr 5 min

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Final Transcript

ODP — Q4 2003 Office Depot Inc. Earnings Conference Call

C O R P O R A T E    P A R T I C I P A N T S

Eileen Dunn
Office Depot — IR Director

Bruce Nelson
Office Depot — Chairman, CEO

Charles Brown
Office Depot — CFO

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Philippe Grossen
Credit Suisse First Boston — Analyst

Jeff Black
Lehman Brothers — Analyst

Mark Arazuria
Banc of America Securities — Analyst

Margaret Cannella
J.P. Morgan Chase — Analyst

Bill Sims
Salomon Smith Barney — Analyst

Danielle Fox
J.P. Morgan Chase — Analyst

Dan Binder
Buckingham Research — Analyst

Michael Baker
Deutsche Bank Alex Brown — Analyst

Colin McGranahan
Sanford C. Bernstein & Co. — Analyst

P R E S E N T A T I O N

Operator

Good morning. We would like to welcome you to the Office Depot fourth-quarter year-end 2003 earnings conference call. All lines will be on a listen-only mode for today’s presentation, after which instructions will be given in order to ask a question. At the request of Office Depot, today’s conference is being recorded. I would like to introduce Ms. Eileen Dunn, Vice President of Investor Relations and Public Relations, who will make a few opening comments. Ms. Dunn, you may begin.

Eileen Dunn - Office Depot — IR Director

Good morning, everyone. Before beginning today’s conference call, I’d like to remind you that certain of the statements made on this call are forward-looking statements under the Private Securities Litigation Reform Act. Except for historical, financial and business performance information, comments made on this call should be considered forward-looking. Actual future results may differ materially from those discussed on this call due to risks and uncertainties, both foreseen and unforeseen. Certain of those risks and uncertainties are described in detail in our 10-k filed with the SEC on March 13, 2003 and in our other filings with the SEC from time to time.

During portions of this call, our Chairman and CEO, Bruce Nelson, and CFO, Charlie Brown, will refer to fourth-quarter fiscal year 2003 results, some of which do not reflect the adoption of EITF 02-16 or otherwise are non-GAAP numbers. A reconciliation of non-GAAP numbers to GAAP results is available on our Web site at www.OfficeDepot.com.

Now, I’d like to turn today’s call over to Office Depot’s Chairman and CEO, Bruce Nelson.

Bruce Nelson - Office Depot — Chairman, CEO

Thanks, Eileen. Good morning to all of you that have dialed in. I’m joined here in Delray Beach this morning by our executive leadership team, who are here with me this morning.

Before we go into the details of the fourth quarter and the year, of which I’m going to ask Charlie Brown, our EVP and CFO, to do, I’d just like to make a few comments about 2003 in total. Certainly, disappointing North American retail comp growth has and continues to overshadow the other major accomplishments and achievements we did in 2003. I’d like to just talk for a moment about a few of those.

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ODP — Q4 2003 Office Depot Inc. Earnings Conference Call

Our acquisition of Guilbert and the integration results to date are meeting or exceeding virtually all of our expectations. The continued outstanding performance of our European operations pre-Guilbert is remarkable, and we’ve had sizable reductions in Japan’s operating losses. We grew and expanded our global leadership position in e-commerce. We accelerated our growth rates in our North America large account customer base. We redeployed and repositioned our North American contract sales force, which will lead to accelerated growth rates in 2004.

We had our third consecutive year of North American warehouse efficiency, productivity and quality growth. We created and successfully executed a chain-wide rollout of Ink(indiscernible) Depot. During the fourth quarter, we implemented significant changes in furniture and technology assortments in our North American retail stores. We successfully launched Business Furniture Gallery and implemented more than 300 stores across our chain. We launched Christopher Lowell, a line of furniture and desk accessory collections that are exclusive to Office Depot. That line is exceeding expectations and we will expand that line to more stores in the first quarter this year.

We dramatically expanded our North American retail assortments of laptops and desktops and comps are now trending positive in these categories in our North American stores. We launched Magellan, the largest business project in Office Depot’s history, which will lead to improved sales, margins, comps and supply-chain (indiscernible) performance. And we are nine months into a 31-month project on time, on budget, with everything meeting our expectations.

We began the roll-out of our Millennium remodel format in North America retail. Twenty-three stores are completed or are under construction. We strengthened our executive leadership in our North American delivery and our North American supply-chain organizations with the appointment of two seasoned veterans from within Office Depot. We have a strong, short list of candidates, both for the North American merchant positions and the North American president position.

So, in summary, we accomplished a great deal. Clearly, the focus is on North American retail comps and our look forward into 2004. Charlie will now take you through 2003 and then I will wrap-up and we will give you a chance to ask us questions.

Our focus is on looking forward. We are optimistic about our opportunities. We will share more of that optimism with you later in the call. Charlie?

Charles Brown - Office Depot — CFO

Thanks, Bruce. Good morning, everyone. I’d like to start with an overview of total Company performance, comment on performance in our three business segments and — close with our outlook for 2004 total company sales were up 14 percent in the – fourth quarter and — 9 percent for the full year comparable worldwide sales down 2 percent for the quarter – and for 2003 Worldwide e-commerce was up 31% for the quarter, and up 25% for the year – reaching an industry leading 2.6 billion dollars.

Our fourth quarter operating profit performance reflects strong European results bolstered with favorable currency rates, the addition of Guilbert operations for the full quarter, and continued growth in our large customer segment in North America, offset by negative comparable sales and operating expense de-leverage in our North American Retail business. Net earnings for the quarter on a GAAP basis were $45.8 million, or 15 cents per share. Included in fourth-quarter net income were charges of 32.4 million, or 7 cents per share – composed of 23.9 million lease termination costs related to stores closed in prior period, and 8.4 million account for the sale or write-down – of pre-2000 investments in certain Internet based – companies.

In our third quarter, we noted a potential exposure relating to closing a warehouse in the UK. However, as for a detailed review of the property and our related insurance claim, we have determined that we do not have an exposure – at this time. Excluding the above amounts, EPS on a non-GAAP basis was 22 cents for the fourth quarter, compared to 23 cents in 2002.

Also included in our results for the fourth quarter was a 3 cent negative impact from the application of EITF 02-16 – which became effective for 2003. Net earnings for the full-year 2003 were 276.3 million, or 88 cents per share, included in net income, the charges of 32.4 million, or 8 cents per share which I detailed earlier. There was also a charge of 8 cents per share for the cumulative effect of adopting EITF.

Excluding the above, our non-GAAP EPS for the full year was $1.04 compared to $1.02 – last year.

Now, let’s turn to the individual segment results. Fourth-quarter international sales grew 99 percent in U.S. dollars and 84 percent – local currencies, foreign currency translation benefited reported sales by 68 million. For the full year, international sales grew 67 percent in U.S. dollars and 52 percent in local currencies. Foreign currency translation benefited reported sales by $253 million.

European sales continue to be the main growth vehicle for Office Depot International with solid performance across all of our operations except Germany and Japan, where we have experienced continued soft sales trends.

Before moving to a discussion of gross profit and segment operating profit, I’d like to point out that all of my comments from this point forward are excluding the impact of adopting EITF 02-16. This allows comparability between our 2003 and 2002 income statements.

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ODP — Q4 2003 Office Depot Inc. Earnings Conference Call

During the fourth quarter, International gross profit was down 175 basis points, largely the result of a higher mix of contract business. However, strong cost controls across our operations contributed to a 413 basis point drop in operating and selling expenses. As a result, segment operating profit in the quarter rose 141 percent in U.S. dollars and 123 percent in local currencies.

In the quarter, foreign currency translation contributed $10 million to segment operating profit, largely offset by the translation impact from our international G&A spending. The net benefit to EPS from foreign currency translation in the quarter was less than 1 cent per share.

For the full year, International segment operating profit increased 75 percent in U.S. dollars 59 percent in local currencies, and our operating margin improved by 58 basis points to 13.5 percent of sales. Foreign currency translation positively impacted full-year segment operating results by $33 million. After considering the impact of International G&A, the full-year translation benefit was about 3 cents per share.

Guilbert was a major strategic investment for us in 2003. We are pleased to report that we achieved the 2003 synergies we announced last July and we are on track to achieve our targets for 2004. The integration process is moving smoothly. Our leadership structure is in place in all countries and doing well. At this point, we’ve captured the purchasing synergies we expected and we are making good progress in make rationalizing the combined infrastructure costs.

Turning to our North American Delivery Group’s results, total sales were flat for the fourth quarter and up 1 percent for the full-year. Our contract Channel grew 3 percent for the quarter and 4 percent for the full year, reflecting continued growth in our large customer segment.

Sales increased in most markets, including our West region, where we experienced some softness last year amidst California’s fiscal issues. Our average order value increased 3 percent for the quarter and full year, and customer retention was up 114 basis points.

Our domestic e-commerce business delivered a solid performance, posting an 11 percent increase for the fourth quarter and 15 percent for the full year. Our total worldwide e-commerce business now exceeds $2.6 billion, making us the largest online office products dealer in the world and one of the largest etailers behind Amazon.com.

However, we continue to focus a great deal of our efforts on our commercial catalog businesses. Both the Viking and Office Depot catalogs have underperform our sales expectation. As most of you know, we consolidated the operations of these two businesses in 2003, which cost us approximately 2 cents per share this year. However, with this consolidation behind us, we expect to gain greater momentum and synergy as we move through 2004.

Total BSG gross margins were down slightly, reflecting the higher mix of larger national accounts, offset by improvements in the Company’s catalog merchandising efforts and continued disciplined pricing. Over the last three years, we’ve demonstrated our ability to continuously reduce our warehouse and delivery costs while improving our customer service indices. As a result, BSG segment operating profit increased almost 160 basis points in the quarter, achieving a 10.7 percent operating margin. For the year, North American BSG operating margin reached 9.6 percent, up 40 basis points over last year, again reflecting strong productivity gains and cost controls in our North American warehouse system.

Finally, our North American retail business — retail sales were 1.4 billion in the quarter and 5.7 billion for the full-year. Our comparable sales declined 4 percent for both the quarter and full year. While comparable transactions were [“up 1%” — Misstatement amended by ODP on 2/11/04 to: “down almost 3%"] percent for the quarter, average transaction value declined [“3%"- Misstatement amended by ODP on 2/11/04 to state: “2%"] percent in the period.

By category, total office supplies were flat in the quarter, while furniture and technology comped negatively. Technology was driven, in large part, by a 60 percent decline in desktops, laptops and monitors.

For the full year, total office supplies were up 1 percent and machine supplies, which includes ink and toner, were up 4 percent. Furniture for the full year was down 5 percent and technology declined 11 percent, again driven mostly by the 22 percent decline in desktops, laptops and monitors.

In real estate, we opened 22 new stores in the quarter, closed one, relocated five stores. In addition, we opened seven new military stores. Therefore, at the end of the year, there were 900 Office Depot stores in the U.S. and Canada.

We also completed or began work on 14 Millennium remodels in the quarter and have begun nine more in 2004. Over the past several months, we have focused aggressively on the right design and cost elements to ensure an improved shopping experience and an appropriate return on our remodel investment. At this point, we are comfortable that we are on the right track and expect to complete 50 to 60 additional remodels in 2004.

Gross margins declined 20 basis points for the quarter and 110 basis points for the full year, reflecting higher clearance activity related to new merchandising initiatives and higher promotional activity during the holiday period. We also experienced somewhat higher shrink expense in connection with rolling out to Ink Depot. However, we’ve implemented appropriate theft deterrent technologies to mitigate the exposure, going forward.

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ODP — Q4 2003 Office Depot Inc. Earnings Conference Call

Operating and selling costs increased almost 150 basis points in the quarter and 50 basis points for the full year, reflecting some deleverage from softer sales and higher benefit costs for our employees. The net result is a segment operating profit decline in North American retail of $26 million, or 168 basis points, in the fourth quarter and $109 million, or 172 basis points, for the full year.

I would like now to share some of our balance sheet metrics and cash flow metrics for the Company. Our total cash and short-term investments totaled $891 million at the end of the fourth quarter. The inventory levels were slightly up from last year to 1.34 billion before the addition of Guilbert. Without Guilbert, inventories were actually down about 60 million after adding 47 new stores net on a global basis.

From a working capital perspective, our contract Channel DSO was 45 days in the fourth quarter and 44 days for the full year, down from 47 days in 2002.

Finally, cash flow from operations was 162 million in the fourth quarter with capital expenditures totaling 67 million, or free cash flow of 95 million for the period. For the full year, cash flow from operations rose to 652 million with 212 million in capital spending. As a result, free cash flow was 440 million for 2003.

As we look out into 2004, we will begin reporting our segment operating profit differently to help you better understand our performance across each of our business segments.

Our general and administrative costs consist primarily of personnel and infrastructure-related costs associated with support functions. Because these functions typically support all segments of our business, we have not historically considered these costs in determining our segment operating profitability. However, over the past few years, we have invested heavily in developing our international segments and with the recent acquisition of Guilbert, our general and administrative costs are disproportionately weighted towards our International segment when compared to our domestic business. Therefore, beginning in 2004, we plan to reclassify certain amounts previously classified as G&A into operating and selling expense. We also plan to allocate costs where appropriate to determine segment profitability. Of course, we will post pro forma financial statements for 2003 on our investor Web site to assist with this transition.

At this point, I’d like to share our outlook for 2004. We expected to grow our worldwide revenues in excess of 10 percent with EPS growth at 15 to 20 percent, or about $1.20 to $1.25 per share in 2004, compared the $1.04 in 2003. For the first quarter, we expect EPS growth in the 8 to 10 percent range, compared to last year’s 32 cents from continuing operations.

Some of the key assumptions underlying our outlook include our North American retail total sales growth of 6 to 8 percent, positive comparable sales in every quarter with sequential acceleration. Gross margins are somewhat higher than 2003, excluding product mix changes — 70 to 80 new store openings and 50 to 60 (inaudible) remodels.

BSG — sales growth in the mid to high-single digit range with contract Channel growing faster than catalog, slightly lower gross margin rates as a result of the higher growth in large customer accounts, continued improvement in our warehouse and delivery cost as a percentage of sales.

For International, sales growth in the low to mid single digit range in local currency, stable gross margins except for the full-year mix impact of adding the lower margin contract business acquired with Guilbert, and of course, achieving the planned synergies from Guilbert.

Finally, our key balance sheet assumptions include CapEx in the 300 to 325 million range, flat inventory levels despite adding 70 to 80 new stores in North America, and free cash flow generation of 400 to $450 million.

With that, I’d like to turn it back to Bruce.

Bruce Nelson - Office Depot — Chairman, CEO

Thanks, Charlie. Before we turn the call over to all of you for questions, I’d like to summarize a few things.

First, our three-year accomplishments, which I will review here in a minute, now position us for an acceleration in EPS growth as our North American retail business begins to rebound. In the last three years, our North American BSG segment operating income, on a pro forma basis, has more than doubled from 192 million in 2000 to 388 million in 2003 and has gone from 24 percent of our Company’s segment income to 36, a remarkable achievement.

Our International segment operating income, on a pro forma basis, has gone from 175 million in 2000 to 371 million in 2003, a 112 percent increase, and from 22 percent of our company to 35 percent of our company.

Our industry-leading worldwide e-commerce sales have grown from 982 million to 2.6 billion and from 8.5 percent of our company’s revenue to 21 percent of our company’s revenue in 2003. Applying the 2000 North America BSG warehouse operating expense ratio to the 2003 sales resulted in $85 million of savings in our North American warehouses and at the same time, virtually all of our quality measurements reached all-time highs.

In three years, we’ve generated more than $2 billion of operating cash flow we’ve used to invest and strategically reposition the Company and build a solid foundation for growth. We’ve made investments in warehouse technology and systems that have driven

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ODP — Q4 2003 Office Depot Inc. Earnings Conference Call

efficiency, lowered cost and increased quality. We have opened new countries and new channels in existing countries. We acquired Guilbert and 4Sure.com from our cash. We’ve utilized the intranet to drive out inefficiency, lower costs, increase quality and the quantity of our management information. We’ve invested in ERP systems. PeopleSoft financial and HR systems and the beginning investments in Magellan, our merchandising, planning, assortment and replenishing system that will increase sales, margins and inventory turns in our North American channels.

We have tested and opened new retail (indiscernible) formats. From Lantana to Millennium, we have learned, tested and rolled out. We’ve found a way to lower the square foot requirements in an existing North American store by 20 to 25 percent without negatively impacting store growth. We’ve opened stores in Stop-n-Shop at Albertson’s; we’ve opened Office Depot stores on military bases.

With the North American stores we closed in the early part of 2001 and to date our intentional slowing of new store openings over the past three years, we have only increased our net North American retail store count by 12 stores in the past three years. That has been a significant contributor to slowing North American retail sales growth and comps, as new stores add both growth and comp significantly better than older stores. But while we still have significant opportunities to even have more effective merchandising and marketing programs, we are beginning to see the first very encouraging signs of positive North American retail comps. That adds to our confidence that our plans to accelerate the opening of new, smaller stores in North America, from a net 33 stores in 2003 to 75 to 80 stores in 2004 and to 295 to 100 stores in 2005, will pay big dividends in the future for North American retail growth and profitability, building off the solid foundations we have in our BSG and International business.

In summary, with what we believe is the beginning of our North American retail store comp turning consistently positive, we are in a position to accelerate EPS growth and shareholder value in 2004 and beyond. We have a cash-rich balance sheet; we will use that cash to invest or growth the business and/or grow shareholder value. We have a worldwide, unwavering focus on seven key strategies with clear goals, objectives, accountability and plans.

Our 2004 outlook is optimistic, and we believe we’ve never been in a more solid position to leverage our multibrand, multichannel, multi (indiscernible) organization that we’ve built over the past three years to new performance levels.

Thanks for taking the time to listen to us. We will now turn the call over to you for questions.

Q U E S T I O N    A N D    A N S W E R

Operator

Thank you. (OPERATOR INSTRUCTIONS). Bill Sims of Smith Barney.

Bill Sims - Salomon Smith Barney — Analyst

Good morning, thank you. Based on your first-quarter retail comp guidance, it would appear that, on a two year comp basis, comps are only expected to see a mild improvement versus the stronger suggestion in the release. Are we going to have to see a stronger business spending recovery before many of your initiatives begin to drive higher comps?

In line with that question, in your 2004 guidance, does that factor in any business spending recovery, or is that a base case scenario until we see upside from there? Thank you.

Bruce Nelson - Office Depot — Chairman, CEO

Based on the early results in the first quarter, which we’re early into, we are very encouraged. Our outlook for comps in North America are predominantly based on what we’ve done, particularly in the fourth quarter and frankly all of last year to position us. We’re starting to see the early benefits of that, and our comp guidance assumes that those are our impacts, what we are able to drive, and not necessarily any huge lift in the economy.

Bill Sims - Salomon Smith Barney — Analyst

Just a quick follow-up on the Millennium remodels — can you give us any guidance in terms of how the Millennium formats are doing relative to your current (indiscernible)?

Bruce Nelson - Office Depot — Chairman, CEO

We’re encouraged by what we’ve seen so far. As Charlie pointed out, either under construction or open, we have about 23 stores. We are already finding opportunities to improve on the existing models. We will incorporate those improvements in the last eight stores that we roll out this quarter. We took those stores early on and made them what we call waves. Each wave has been better-executed; it has had a lower cost to it. We believe we’ve now found some opportunities to even make the Millennium format we have even better, and we plan our last eight stores of this wave to include those changes.

Operator

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Final Transcript

ODP — Q4 2003 Office Depot Inc. Earnings Conference Call

Danielle Fox of JP Morgan.

Danielle Fox - J.P. Morgan Chase — Analyst

Good morning. I actually have a couple of questions about the North American retail sales rebound in January and just the outlook for the ‘04 quarters. First, I am wondering if you could talk about what you think was the catalyst for the improvement in January. Because when I look at the model, it looks like comparisons (inaudible) used pretty significantly. Was there something that actually changed, in your view, in underlying demand? If so, what do you think drove it?

Bruce Nelson - Office Depot — Chairman, CEO

Thanks, Danielle. First of all, I think we have talked a great deal about the changes we’ve made. I know all of you have commented while we’ve talked about those changes, they haven’t seemed to show up in comps. These are not changes that we made starting the first of January. We said we were going to change the assortment in technology in the fourth quarter, and we did. We said we would see lift in furniture through our business furniture gallery and our rollout and the launch of Christopher Lowell, and we did. We started to see those signs shortly after the beginning of the year.

When business went back to work the full week after New Year’s, we started to see an acceleration in our comps. We have said all along for the past three years, our comp challenges have predominantly been in furniture and technology. We continue to believe that’s the case.

As it relates to our optimism, all of you know we comped negative 16 straight quarters. Whether we have not easy comparisons is not our focus; our focus is doing the right things in execution, in furniture and technology and supplies and other steps and actions that we’ve taken and will take that we believe are beginning to show the first signs of a rebound.

Danielle Fox - J.P. Morgan Chase — Analyst

Just a couple of follow-up questions on that — I guess I’m still trying to put the guidance in the context of the two-year comp rate — or do you think that maybe these comparisons are not that important? Because I’m trying to figure out how comps accelerate when the comparison goes from negative 7 to negative 2 to 3. It seems to imply that underlying sales trends need to accelerate further. Then I have just one final quick question.

Bruce Nelson - Office Depot — Chairman, CEO

Danielle, I can just state we are encouraged by the first six or seven weeks of this quarter. We are seeing positive trends; that’s what we’ve put into our outlook for 2004. We said we will comp positive in retail this quarter, and we will. We will accelerate our comps throughout the year, and we believe that to be how it will work out. We have made many changes; we’ve got more to go. We are starting to see the first signs of those changes.

Danielle Fox - J.P. Morgan Chase — Analyst

(technical difficulty) — others a chance to ask questions.

Operator

Dan Binder of Buckingham Research.

Dan Binder - Buckingham Research — Analyst

Good morning. A couple questions for you — first, it looks like your remodels for next year are going to be in the 50 to 60 range. I think, at one point, you were thinking 75 to 100. I’m just curious why the reduction.

Secondly, if you can give us an update on the cost to do it, the remodel time to do it, the disruption and so forth. That’s my first question.

My second question has to do with what you can tell us about the reorganization of the contract sales force that you think will help you out in ‘04.

Bruce Nelson - Office Depot — Chairman, CEO

Well, your first question is the guidance we’ve given relative to how many Millenniums. I alluded to the fact that the first Millenniums we were encouraged by the results but we also said these were tests; we never said they were other than to make sure we could execute successfully our remodel program, that we could provide the customers the kind of service we wanted to provide and use our supply-chain to the advantage we thought we could use it. We’ve seen some opportunities to make format changes in Millennium in the remaining eight stores we have not yet started — eight out of the first 31. We’re going to delay those a bit, maybe a week, maybe a month, so that we can incorporate the changes we will put into those eight.

As a result of that, we’re just now saying we’re being a little more conservative on our view about how many of those that we can execute. Provided they go well and everything happens positively, we could accelerate that, but we’re trying to give a more accurate picture of what it looks like at the moment.

Second, for each wave we’ve done, we’ve taken costs out of the model. We said we thought these Millenniums would come in at around 375 to 400,000 each. The first ones came in more than that;

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ODP — Q4 2003 Office Depot Inc. Earnings Conference Call

the second wave has come in under that. We feel confident we can bring these in 350 to 400. Our disruption time from the first eight to the second eight has been decreased; our disruption to the customer has been decreased and we’ve gotten better at doing these — all why you do tests. So, that’s our outlook for Millennium.

As I said, we could clearly accelerate that later in the year as we see the changes in the format we will make in what we now call Millennium 2.0.

As it relates to the reorganization and redeployment of our sales force, I said in my earlier comments that our changes we made in our organization, in our North American delivery business and our supply-chain are significant. Through that leadership change, we’ve aligned our sales force, we think, to take better advantage of their skills and abilities, in terms of focusing their efforts on the kinds of things we want them to focus on. We’ve changed the way we compensate them and that doesn’t mean less compensation; frankly, it gives most of them increased opportunities for compensation. We believe they’ll be better focused; they will drive new account more; they will drive penetration to existing accounts. Our sales force is optimistic about this. We’ve talked to them all; I’ve spoken to the combined sales forces at Office Depot over the last couple of months, and I’m convinced it’s going to drive revenue growth in our BSG segment.

Our growth in BSG in the large customer segment in 2003 was admirable. We believe we gained share. We think we will gain share in 2004. Our struggle for growth has been in the smaller and medium-sized accounts of our both catalog business and BSG. We believe the changes we have made there will improve and frankly, I think we’ve a stronger catalog management organization today than we had three or four months ago as well. I’m optimistic and confident about our ability to drive revenue in BSG.

Dan Binder - Buckingham Research — Analyst

Just one last question — with regards to the technology comps in North American retail, they have been down for several quarters. Could you first discuss what you’ve done in technology merchandising that you think will help? I saw you launched the Gateway Notebooks; they seem to be going okay. Can you discuss any other changes?

Just as a follow-on to that, given the space allocation that you have in the store and the severely negative comps, do you think you need to rethink that allocation of space?

Bruce Nelson - Office Depot — Chairman, CEO

The first answer to your question is that we have significantly expanded the assortment in retail that began in the fourth quarter, and that has carried into the first quarter of both notebooks and laptops, and both of those have driven sales. We made some significant changes in our ability to configure to order for our customers. We developed our own internal Web site to do that; it’s faster; it’s efficient. CTO sales have growth accordingly as well.

As it relates to space allocation, we’ve not made any changes to date in technology in North American retail from a space allocation perspective. We plan on technology space allocation, assortment and plan-o-gram changes that will begin in the first quarter late and take us into the second that we think will drive even better technologies sales. Our list so far has come predominantly from assortments. We’ve not done much in the store in terms of where we put it, how we laid it out, what we put next to it, adjacencies (inaudible) market basket. We will begin to make some of those physical changes in stores later this quarter and throughout the second quarter that we think will even lead to greater growth in this key category.

I want to remind you, small businesses, over the past three years, have under-invested in their use of technology called laptops, desktops, monitors and printers. Our core business model in that category is aimed at the small business. We think we can drive share and growth in those categories.

Operator

Michael Baker of Deutsche Bank.

Michael Baker - Deutsche Bank Alex Brown — Analyst

A couple of questions — I guess first, within the earnings expectations, it does I think imply a big acceleration in earnings in the second half of year. Is that just primarily due to your expectations that comps get better in the second half of the year, or is there something else on the margin line that helps that?

Bruce Nelson - Office Depot — Chairman, CEO

I think the primary driver of the second half of the year is improvement in comps; retail comps has a significant impact. But we also see a growing improvement in our North American delivery business. We also see the benefits coming from the full integration of Guilbert into our European operations and what we believe is accelerated growth into some parts of Europe. So, it’s a combination of a variety of things.

So, clearly the biggest, single factor for a more robust look at the second half would be North American retail comps.

Michael Baker - Deutsche Bank Alex Brown — Analyst

Thanks. Finally, I guess related, within that, is there any benefit assumed from the further rollout of the Christopher Lowell line? Can you discuss how many stores that is in right now and how

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ODP — Q4 2003 Office Depot Inc. Earnings Conference Call

many it will be in ‘04 — just some more details on the initial reaction?

Bruce Nelson - Office Depot — Chairman, CEO

I said the initial reaction is that the initial launch of the furniture and the accessories exceeds our expectations. The entire accessory line is virtually in all stores. There are selected furniture vignettes of Christopher Lowell in some stores. By the middle part of the second quarter, late second quarter, we will have at least one Christopher Lowell vignette in virtually all of our stores and we will increase the number of stores that have the full collection but for competitive reasons, I’m not going to tell you what the numbers are at this point.

Michael Baker - Deutsche Bank Alex Brown — Analyst

One last quick question, if I could? (technical difficulty) — retail gross margin will be up a bit before the mix shift. Can you discuss what the potential negative impact of the mix shift, which I assume is the more technology, might have on your retail gross margin?

Bruce Nelson - Office Depot — Chairman, CEO

I’ll let Charlie give insight to that but for the base business, we think there’s a slight uptick in margins in retail for the full-year 2004. As technology grows, which is a lower margin, it could mix the business down a bit, but I don’t see huge risks in this category. Charlie, do you have a comment on the magnitude it could be?

Charles Brown - Office Depot — CFO

No, I don’t see huge risk either. As I mentioned in my comments, last year in retail, we experienced some increase in shrink, which impacts our gross margins, so we’ve taken an action to improve that. We also had some clearance and promotional activity throughout the year as we revamped our furniture offering. Again, we expect to anniversary that. So I think the risk is minimal and I think, actually, we have more upside.

Bruce Nelson - Office Depot — Chairman, CEO

Frankly, our outlook takes that into consideration. The outlook we provide for North American comp growth (inaudible) margins takes into what we believe will be the mix impact on margins, so we put that into our overall forecast of positive retail comps every quarter, accelerating quarter-by-quarter. We feel confident, at this point, based on the early results we’re seeing, we don’t believe one-time anomalies, that we will do what we said we would do — comp positive on retail in the first quarter and each quarter gets successfully better at it.

Operator

Colin McGranahan of Sanford Bernstein.

Colin McGranahan - Sanford C. Bernstein & Co. — Analyst

Good morning. First, a quick follow-up question on Dan’s question — can you refresh us or remind us on the tech comps through last year? I think they deteriorated. So, when you begin to anniversary some easier comps in the tech category?

Secondly, if you could just give us a quick update on what you’re seeing in the catalog business in terms of the competitive environment, the demand situation and maybe a little bit more insight into what you’ve changed there that gives you some optimism of improving sales trends there?

Bruce Nelson - Office Depot — Chairman, CEO

We will get the question on the comps and technology, but we basically have comped negative all year, and I don’t think the rate was much different throughout the quarters, so I think throughout the year, we’re going to face comparatively negative (indiscernible) technology comps all four quarters. We were negative in the fourth quarter in technology, so I think it’s about the same but we will get to that in a second.

Second, as it relates to the competitive environment in the catalog business, I think the competitive environment in the small and medium account business is more where you ought to look at. I think all of us in the business have tried to grow more solidly in this small and medium segment. A catalog is just one way you reach that segment. You reach it through e-commerce and you reach it in some cases through the lower end of our BSG sales force, which I told you we’ve taken some actions which I think will change that.

We are still experiencing, this quarter, negative growth in the catalog business overall, but we believe that will begin to accelerate throughout the year. The organization I’m speaking to is that I think our biggest challenge has always been — but our greatest strength is multichannel, multibrand. I now believe, for the first time in some time, we have clearly aligned goals, measurements, compensation systems, analysis and focus on gaining share of the customers’ wallet, no matter from which channel it comes. We have spent a good part of the year focusing on that; the management changes we’ve made in that business reinforce that. You can tell that if you’re inside Office Depot; you can’t quite see it in numbers yet. Trust me, you will.

Colin McGranahan - Sanford C. Bernstein & Co. — Analyst

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Final Transcript

ODP — Q4 2003 Office Depot Inc. Earnings Conference Call

Just one follow-up for Charlie — what’s the 13.8 million in other operating expenses and the 4 million negative of miscellaneous income on the P&L? Are those the charges?

Charles Brown - Office Depot — CFO

Yes, that’s where we put the Internet write-downs.

Operator

Philippe Grossen of Credit Suisse First Boston.

Philippe Grossen - Credit Suisse First Boston — Analyst

Good morning, gentlemen. (inaudible) fixed income here at CSFB. Two questions, if I may, this morning. The first one was, could you perhaps give us a little bit more color in terms of your allocation of free cash flow and how all of that fits in with your commitment to your current credit ratings?

Bruce Nelson - Office Depot — Chairman, CEO

Sure. (LAUGHTER). Glad to do it. I said earlier, we have a nice quality problem; we’ve had it for the better part of the year. We have a cash rich balance sheet! Our free cash flow in 2003 I think was admirable, particularly considering the challenges we had in North American retail. We finished in the $4.25, 4.50 range in 2003, which is the range we are forecasting for 2004.

Our CapEx assumptions for 2004 are for more CapEx than we had in 2003 — in the neighborhood of 100 million more — as we invest in the Millennium remodels and accelerate the opening of North American stores. We still will generate substantial cash flow. My preference, I’ve said all along, is to use that cash to grow our business. That’s what we did when we acquired Guilbert and that’s going to turn out to be an enormously successful acquisition and integration. That’s what we did when we acquired a company called 4Sure. But frankly, if we can’t find uses of that cash to invest that will grow (indiscernible), grow revenue, grow profitability, then we have an obligation to return that cash to shareholders. We have said that consistently. We have a board that focuses on that and that’s about as much ‘color’ as I can give you at this point on how we would use the cash and allocate it.

Philippe Grossen - Credit Suisse First Boston — Analyst

But you definitely do remain committed to your current low triple-B rating?

Bruce Nelson - Office Depot — Chairman, CEO

Yes, that’s a good point. I’m sorry I didn’t emphasize that. Yes. We have been consistently committed to having investment-grade credit or higher. That’s a philosophy that both the Board and the key leaders of this company strongly endorse. That’s been how we’ve approached our balance sheet, financing, debt, CapEx and uses of cash, and that’s how we continue to focus.

Philippe Grossen - Credit Suisse First Boston — Analyst

If I can just drill down a little bit deeper on that, right now, you are low triple-B. Are you comfortable with that, or do you think you should go to a higher rating? Because that’s kind of important for my (indiscernible) investors as well to see if there is perhaps upside here or you feel very comfortable with the financial flexibility that you get as a low triple-B company?

Bruce Nelson - Office Depot — Chairman, CEO

I think the credit ratings have their own way to approach the business. I think, if you look at the pure metrics of the business, just the metrics, the balance sheet, the liquidity ratios, the debt-to-capital ratio, the improvement in the operating cash flow and how we’ve used it, it would be hard not to argue that we should have a higher rating. I think the credit rating agencies have been cautious of our overall U.S. economic environment and particularly cautious about North American retail comps and their impact on the Company.

I’m hopeful that with a more positive outlook on North American comps and obviously some consistent quarters of demonstrating that what we say we can do, that the credit agencies would look favorably towards us and would give us the opportunity to have a higher credit rating than the one we currently enjoy.

Philippe Grossen - Credit Suisse First Boston — Analyst

Wonderful. My final question — have you seen any changes in terms of OfficeMax in those markets where you complete following the acquisition by Boise?

Bruce Nelson - Office Depot — Chairman, CEO

The answer is no, I don’t think so. I think the Max/Boise transaction wasn’t completed until year-end. Frankly, in retail, if you look at advertising inserts and marketing, the leadtime I know is such that my assumption is what happened in January with OfficeMax, most of that was pretty much baked prior to the merger.

We are looking now towards the impact of OfficeMax store closings; it’s our belief, based on what they have said and we’ve said, that we will start to see those now probably late this month, early into March. We would expect the early impact of those

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ODP — Q4 2003 Office Depot Inc. Earnings Conference Call

closings — and I might add, by the way, I think most of you know this — we have the greatest competitive overlap to OfficeMax as anybody. We have about 80 percent of Office Depot stores in North America that have an OfficeMax within three to five miles. So, we think their store closings, for a very brief period of time as they liquidate those inventories, could have a slight negative impact on our own growth in comps, but we also believe that once those stores close, that we will stand as the biggest benefactor of the closing Max stores because of our competitive overlap. So we will see what happens with that but I think it’s too early, from our perspective, to see any real competitive environment change yet with that merger.

Operator

Jeff Black of Lehman Brothers.

Jeff Black - Lehman Brothers — Analyst

Good morning, guys. Let’s talk about International for a minute. What’s is the long-term — how do you think about, I guess, the long-term growth of this business? In terms of revenues, are we higher than U.S.? Are we lower than U.S.? Really, what do you see for next year developing, now that you’ve got the acquisition cycled in?

Bruce Nelson - Office Depot — Chairman, CEO

I think we’ve said all along one of the reasons this company was the first in our sector to establish a strong base in Europe is we saw it as an opportunity to grow the business. It historically has been a more fragmented business.

The acquisition of Guilbert virtually doubled our size. Frankly, the next competitor to us in size in Europe is half our size in. Scale counts. We think that the European economy will benefit from an improvement in the overall economy, both domestically and internationally. We see growth rates in international this year in local currencies in the low to mid-single digits. As you got larger, it’s going to be more difficult to grow those in the high digits in the past (sic). We see emerging opportunities for growth in the new countries that will join the EU. We think that is a long-term opportunity for us. We have a joint venture licensee arrangement today in Poland and Hungary. We think there is an opportunity to expand our business in that part of the world as those countries enter the EU.

There’s still parts of Europe that we’re not in; we don’t have a presence in Scandinavia and one day we would like to. Our retail focus in Europe is predominantly France and Spain, and I don’t see that changing. We see some improving trends in our French retail business and are encouraged by it. We have about 40 stores and are encouraged by our position there. We have five retail stores in

Spain. We are running a little behind what we thought but we’re encouraged by results.

The overall outlook is that International will continue to become a larger share of the Company. It generates significant returns on capital, generates significantly positive cash flow. We’ve been overseas since 1990. The currency risk we face internationally is one of translation, not one of transaction, so we are confident about it. We have a great leadership team in Europe, as strong or stronger than anybody in the business. It’s a leadership team that’s eager to grow and we’ve got to capital to invest in warehouses and call centers and sales force and new stores in a couple of countries and grow our business. So, we’ve remained optimistic about Europe and continue to remain optimistic.

We made improvements in Japan. We said we would cut our operating losses in Japan and we did. Japan has gone through a gut-wrenching economic challenge in terms of the economy; we felt the impact of it. We’re encouraged by some store results in Japan. We think we can achieve breakeven there this year. That’s a remarkable change. One of the things — when you invest in Japan, you’ve got to kind of gut it out for the long-term, so we see that as an opportunity. Frankly, there’s parts of the world beyond that in the out years we will look at in terms of our expertise internationally. So it’s full of optimism, frankly, and comes off a company that does very well in this segment. No other segment — no other one in our segment comes close to the organization we have, the infrastructure we have, and the results we have generated. No one in our segment comes close to that. It’s something we are enormously proud of. As our North American retail business improves — as it will — it just means our earning capacity in the Company grows and our ability to grow shareholder value increases. That’s the good news about it.

Jeff Black - Lehman Brothers — Analyst

Bruce, what about the operating margin in Europe? How much change are we going to see, going forward, or have we already cycled the bulk of the gross margin declines since the expense reductions? What are we looking at next year in terms of the margin — (multiple speakers)?

Bruce Nelson - Office Depot — Chairman, CEO

I think operating margins in total — the outlook for those is pretty stable. The integration of Guilbert does have some impact.

We’ve said all along that we had synergies of the Guilbert acquisition. Some of those synergies are later on as we combine facilities. Our synergies to date have been predominantly in purchasing synergies; those are the easy ones to get. In the out years, we will consolidate warehouses and we will look at building bigger warehouses, multichannel, multibrand. We will look at

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Final Transcript

ODP — Q4 2003 Office Depot Inc. Earnings Conference Call

opportunities to consolidate some G&A functions that have historically been country-by-country.

Our success in Europe has been built on a country-by-country organization with the euro as a common currency, with now a 3.something billion dollar business, we think we will drive G&A cost down in Europe. We need some time to do that because of the implication of systems.

To remind all of you, businesses fail when they merge in this business — because they primarily fail because of culture first and integration second. The cultural thing is a marvelous story so far with Guilbert, and the integration of systems, we just begun. We will be careful with it; we will be diligent about it; we will be patient with it, but it will lead to lower G&A cost.

Jeff Black - Lehman Brothers — Analyst

Just a final refocus on the U.S. — I mean, do you care to put a date on when we might see the executives in place in the U.S. in the two areas?

Bruce Nelson - Office Depot — Chairman, CEO

I won’t put a date on it because when you recruit, you don’t know and you find people that you’re interested in and for whatever reason, they are not interested. I said there’s a short list; there is. I said that there’s some candidates that have strong credentials; there are. It’s my single biggest focus. If I’ve spent enormous time on it.

Part of leadership is chemistry. When you get leaders that either apply for or search firms bring to you, they generally come with strong set of skills. You have to blend those skills with a sense of cultural fit, organizational fit and chemistry, and that’s not a science. But I am confident we will fill those positions and I’m confident that when we do, they will be good leaders.

But unlike some of the things I read in some of the reports, I don’t share the doom and gloom that we have until they arrive; I just don’t. You always want to enhance and strengthen your leadership; you always want to do that and you always want to grow it, but I never saw this as doom and gloom, as some have had, and I never saw this as an inability to execute and generate growth in shareholder value without them. Now, they will add to it but this is a pretty good executive team and I’m pretty proud of it, and we’re doing pretty well.

On the merchandising side, while we don’t have an appointed permanent leader, we’ve done some things in terms of people and systems and some outside help that are helping us drive results. We’re pretty proud of what they’ve done and we will continue that. So, I’ve got optimism. When and how we fill them — stay tuned. You’ll be the second to now. (Multiple Speakers) — second to know. The first will be the people around this room, some of which are directly affected. They will be the first; you’ll be the second to know.

Operator

Mark Arazuria (ph) of Banc of America Securities.

Mark Arazuria - Banc of America Securities — Analyst

Hey guys, just a quick question on Guilbert — can you kind of discuss the plans for currency in ‘04 and just the synergies that you expected versus kind of the currency plan, going forward?

Bruce Nelson - Office Depot — Chairman, CEO

Let’s deal with the synergies first. We have now integrated a substantial part of Guilbert — sales forces, some purchasing organizations. We’ve co-mingled who and how we buy from. Our ability to break out synergy (inaudible) Guilbert is not possible any more because it’s an integrated part of our organization. So, our comments about results, going forward, will not separate our international performance in Europe from what we had in Guilbert. We are too far down that path. We don’t look at them today as separate organizations, separate companies, separate channels. We look at them as how we grow our European business.

Our assumptions for currency are predominantly based on the average currency rates that we experienced in 2003. We don’t consider ourselves currency experts, and so as you develop plans which predominantly get developed, in our case, late last fall, we basically used an average of the currency for the year to remind all of you earlier in the year the euro was significantly weaker than it is today and is has strengthened throughout the year. We kind of got an average for our assumptions on the outlook we provided you.

Operator

Margaret Cannella of JP Morgan.

Margaret Cannella - J.P. Morgan Chase — Analyst

Thank you very much. Consistent with some of the earlier fixed income questions, I wonder if you could go through for us what your liquidity facilities are, bank facilities and any covenants or triggers that might occur if you’re rating changed? I guess, obviously, more with a notion of downside in mind and however unlikely that might be, what those triggers might be if there are any?

Charles Brown - Office Depot — CFO

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ODP — Q4 2003 Office Depot Inc. Earnings Conference Call

Okay, I will take that question. Our liquidity, as you know, start with cash. We had almost $900 million in cash. We are entering our peak cash flow-generation cycle, the first quarter of the year, when we start collecting a lot of the vendor rebates, will only get better.

In terms of our credit facility, we have a $600 million credit line, which is untapped at this time. We will start, some time this year, with — it’s a good time to renew that, so we don’t anticipate any problems with renewing this $600 million three-year facility. The fact is we would probably like to push it out a little bit maybe to a five-year facility.

Regarding downside risk on our current debt, the only trigger that we have is in the $250 million offering we did back in 2001. Those subordinated notes do have an escalation trigger if we are notched down beyond investment-grade and that’s really the only risk.

Bruce Nelson - Office Depot — Chairman, CEO

I would just add to that, (indiscernible) from where we sit today looking at our business, the outlook for 2004, our ability to generate cash, even in difficult growth periods in North American retail, it’s hard for us to have any scenario in which we would have a credit downgrade. Frankly, we think the more likely opportunity is one of an upgrade. If we were to get a credit upgrade, in fact, we have some restrictions — (multiple speakers) — offerings — (multiple speakers) — it’s a benefit and not harm to us, so our perspective, we just can’t comprehend today a scenario in which the liquidity of this company reached the point where we could face a credit downgrade.

Charles Brown - Office Depot — CFO

Again, we will stand by our forward 400 to $450 million of free cash flow next year, so again — and if we get upgraded, those restrictions on the $250 million offering, they fall away. So to me, it’s really only upside.

Margaret Cannella - J.P. Morgan Chase — Analyst

I agree with you. I want to ask the question only because fixed income investors only have downside. (LAUGHTER). One quick additional question — is there a seasonal use to cash patterns? How does that work?

Charles Brown - Office Depot — CFO

Yes, there is actually. As I mentioned earlier, the first quarter is our strongest cash period. Second quarter, we don’t generate a lot of cash; it’s our softest sales period. We start to build in the third and fourth quarter. A lot of it depends (indiscernible) generate incremental cash flow. It really depends how much spend back in terms of inventory. Our belief this year is we’re going to hold inventory flat, so in our third and fourth quarter, we probably should generate excess cash.

Bruce Nelson - Office Depot — Chairman, CEO

Okay, thank you very much for taking the time to both listen to our fourth-quarter results, our summary of the fourth quarter, kind of an overview of the year, and our optimism as we enter 2004.

We have worked diligently to grow shareholder value. We’ve invested significantly in infrastructure, organization, talent and capabilities. We have made numerous changes to our business model, both in retail and North American delivery business and our International business, and we will continue to make even more changes.

We entered 2004 with a significant amount of optimism for the year. We believe that our performance will get better each quarter. We will comp positive this quarter in North American retail, and that will break a 16-quarter trend of negative comps.

Now, I say that minus a significant world event, but there just has to be something awful happen in the world for us to come off-track of where we are quarter-to-date.

I’ve never been more confident about Office Depot’s future, even though I’m still trying to fill two key positions. I’ve never felt better about the progress we’ve made in our organization, in our business models and our focus. This organization is better focused than it has ever been, and that doesn’t just start with our executive team; that starts with our 50,000 people who know our seven key strategies in depth; they know the specific action plans and steps that we will take to achieve those strategies and we report both to them and to our Board on how we’re doing. It’s called focus; it’s called focus on executing what you say you are going to do. I’m confident about our ability to do that. With an improving business environment — and I hope there is one that improves — then I think our results can even be better than we’ve outlined.

Thanks very much for taking the time to listen to us. Have a great day. We will talk to you all later.

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ODP — Q4 2003 Office Depot Inc. Earnings Conference Call

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